Exhibit 10.1

2006 Management Incentive Plan (MIP)

Effective Date: 01/01/06	Supersedes: 01/01/05	Policy Number: HR.01.06	Issuer: Human Resources	Page: 1 of 3

SCOPE

1.00	This policy applies to all regular full-time employees of Hydril who have been approved to participate in the MIP by the executive management team. The executive management team is defined as the President, Chief Financial Officer (CFO), Chief Operating Officer (COO) and the Vice Presidents.

PURPOSE

2.00	The purpose of the MIP is to motivate and reward key employees that have a significant impact on Hydril obtaining its overall financial objectives.

POLICY

Eligibility

3.00	Employees eligible to participate in the MIP include key management, sales and key technical employees who have been recommended by their director and approved by the executive management team of Hydril.

3.01	Participant must be a full-time regular employee at the time of the bonus payment to be eligible to receive the bonus. In the event that an eligible employee completes the MIP period and is terminated due to a reduction in force or retires before the MIP bonus payment, such employee will be eligible to receive the MIP bonus based on the established criteria with the appropriate approval.

3.02	Employees participating in the MIP may not participate in any other incentive bonus plans at Hydril. Exceptions can be approved by the executive management team or the board of directors.

3.03	Employees that become eligible for the MIP during the calendar year will participate on a prorated basis, based on the number of completed full months during the plan year or MIP period.

3.04	If the MIP target percent for an employee changes during the calendar year due to promotion or demotion, the MIP target level and the salary used to calculate the MIP will be adjusted for the remainder of the MIP period and calendar year starting at the first of the month during which the change occurs.

2006 Management Incentive Plan (MIP)

Effective Date: 01/01/06	Supersedes: 01/01/05	Policy Number: HR.01.06	Issuer: Human Resources	Page: 2 of 3

Measurement Criteria

3.05	In order to reward employees for individual performance while assuring a fair return for the company and its shareholders, the MIP is structured with the following three specific areas to measure performance:

•	Hydril’s total Company Financial Performance.

•	Division Financial Performance (Pressure Control, Premium Connection)

•	Individual Performance against established objectives.

The level at which these three criteria affect a participant’s bonus may vary and is based on the tier (bonus level) level.

3.06	Hydril’s Board of Directors and the executive management team will establish the company’s and the divisions’ financial performance targets. The consolidated company financials must be profitable for an incentive bonus to be paid.

3.07	The Individual objectives will be set by the employee’s director and approved by the Vice President, CFO or President of Hydril. The percentage payout based on the participant’s individual objectives will be recommended by the supervising Vice President or CFO and approved by the President.

3.08	The target level bonus will be set based on which tier the employee is in, which will be affected by the employee’s position and job responsibilities.

3.09	The employee may earn three levels of bonus based on performance. The three levels are Minimum, Target and Maximum.

3.10	The financial performance for the company and the division will be measured by operating income and the income requirements for the three levels.

3.11	If the performance as defined above is at or above the maximum level then the payout is 150% of the target bonus for that area. If performance is at or above the target level but below the maximum level then the payout is prorated based on performance level between 100% and 149%. If performance is at or above the minimum level but below the target level then the payout is prorated based on performance level between 50% and 99% for that area.

3.12	In order for participation in the individual objectives part of the bonus to exceed 100% of target, the corporate or division financial performance must be at or above the target performance established.

2006 Management Incentive Plan (MIP)

Effective Date: 01/01/06	Supersedes: 01/01/05	Policy Number: HR.01.06	Issuer: Human Resources	Page: 3 of 3

3.13	Participation in the plan will be for the calendar year January through December 2006. For some participants, the plan will be measured and paid semi-annually: January through June and July through December. For the remaining participants the MIP will be measured and paid annually. The bonuses will be paid within 90 days after the period in which they were earned.

3.14	Target operating income includes MIP expense at the planned level as recorded in the 2006 Plan approved by the Board of Directors in the November 2005 board meeting. Minimum and maximum payout levels will be established by the Compensation & Governance Committee at the March 2006 meeting and will include the expected level of MIP expense in operating income.

RESPONSIBILITY

4.00	It is the responsibility of the executive management team and the human resources department to administer this policy. It is the responsibility of the controller and finance department to review and approve the bonus information for accuracy.